Exhibit 99.1

Investor Contact: Valda Colbart, 419-784-2759, rfcinv@rurban.net

Rurban Financial Corp. Completes Acquisition of National Bank of Montpelier

DEFIANCE, OH, December 1, 2008 - Rurban Financial Corp. (“Rurban”) (Nasdaq: RBNF), a leading provider of full-service community banking, investment management, trust services, and bank data and item processing, announced that the acquisition of NBM Bancorp, Incorporated (“NBM Bancorp”) and its subsidiary, National Bank of Montpelier (“NBM”), headquartered in Montpelier, Ohio, was completed on December 1, 2008. At September, 30, 2008, National Bank of Montpelier had total assets of $106.3 million, loans of $45.7 million and deposits of $87.8 million.

As a result of the merger and in accordance with the terms of the Agreement and Plan of Merger dated as of May 22, 2008, each of the 219,334 shares of common stock of NBM Bancorp outstanding at the time of the merger were converted into the right to receive $113.98 in cash, which will result in the payment by Rurban of an aggregate of approximately $25 million in cash to NBM shareholders.

National Bank of Montpelier has five banking centers in Williams County, two located in Montpelier and one each in Pioneer, West Unity and Bryan, Ohio. Upon the completion of the merger, these banking centers were merged with and became banking centers of The State Bank and Trust Company, a wholly-owned subsidiary of Rurban.

Kenneth A. Joyce, President and Chief Executive Officer of Rurban Financial Corp., stated, “Prior to a nominal level of acquisition expenses in the fourth quarter, 2008, this merger will be accretive immediately to net income and return on equity. We expect the transaction to reach its full, on-going potential in the third quarter of 2009. We continue to be enthusiastic about the significant banking opportunities in Williams County.”

Mark Klein, President and Chief Executive Officer of The State Bank and Trust Company, stated, “The dedication and commitment of the National Bank of Montpelier team has enabled us to easily complete the acquisition and we look forward to exciting opportunities in Williams County. Al Fiser, NBM’s President, is now functioning as the Regional President for the Williams County area. Mr. Fiser and his team have helped ensure a seamless conversion for their current customers. We believe our new banking clients will be pleasantly surprised with the new products and services available to them ”

About Rurban Financial Corp.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, including Reliance Financial Services and Rurbanc Data Services, Inc. (RDSI), including DCM. The State Bank and Trust Company offers financial services through its 22 branches in Allen, Defiance, Fulton, Lucas, Paulding, Williams and Wood Counties, Ohio and Allen County, Indiana and a Loan Production Office in Franklin County, Ohio. Reliance Financial Services, a division of the Bank, offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Michigan, Missouri, Nebraska, Nevada, Ohio and Wisconsin. Rurban’s common stock is quoted on the NASDAQ Global Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,897,976 shares outstanding. The Company's website is http://www.rurbanfinancial.net.

Forward-Looking Statements
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.